Exhibit 99.1

VIVUS Announces Updated Agreement with Icahn Enterprises Holdings L.P.

CAMPBELL, CA., June 2, 2020 — VIVUS, Inc. (Nasdaq: VVUS; the “Company”), a biopharmaceutical company, today announced that it has updated its agreement regarding its corporate debt with Icahn Enterprises Holdings L.P. (dba IEH Biopharma LLC), which holds a principal amount of approximately $170.2 million of the Company’s Convertible Senior Notes.

Under the terms of the agreement, the Company will continue to work with IEH Biopharma on an exclusive basis in respect of any restructuring, financing or other material transaction concerning the Company or its assets, with the exception that the Company is granted a 30-day period to refinance and pay in full in cash all amounts due and owing under the Convertible Senior Notes to IEH Biopharma. If the Company is unable to refinance on or before June 30, 2020, the Company and IEH Biopharma shall exclusively pursue an in court plan of reorganization. In the event certain conditions are satisfied under the plan of reorganization, stockholders of VIVUS shall receive a pro rata share of (a) $5 million and (b) a non-transferable contractual contingent value right to earn another $2 per share if certain financial milestones are met in 2021 and 2022. Additionally, IEH Biopharma will take 100% ownership of VIVUS.  The agreement is subject to, among other things, IEH Biopharma’s due diligence and the Company’s preservation of its tax attributes.

“We appreciate the continued assistance and support of IEH Biopharma in allowing us an additional 30 days to refinance the Company,” said John Amos, VIVUS’ Chief Executive Officer.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about VIVUS, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our ability to refinance our outstanding balance of the convertible notes due in May 2020, including our ability during the agreed upon 30-day grace period to work with IEH Biopharma LLC to restructure the outstanding principal amount of the convertible notes; risk and uncertainties related to the timing, strategy, structure and implementation of any restructuring transaction with IEH Biopharma LLC; risks and uncertainties of a bankruptcy filing absent an agreement on a restructuring transaction in the short term; risks and uncertainties related to the effect of the recent coronavirus (COVID-19) outbreak on our business and the businesses of our partners; risks and uncertainties related to the effectiveness of the VIVUS Health Platform, including its adoption by healthcare providers and its ability to improve patient outcomes and, if applicable, access to Qsymia® and PANCREAZE®; risks and uncertainties related to the timing, strategy, tactics and success of the marketing and sales of PANCREAZE, including our ability to improve patient access to PANCREAZE; risks and uncertainties related to our, or our current or potential partner’s, ability to successfully commercialize Qsymia, including our ability to improve patient and physician access to Qsymia; risks and uncertainties related to our ability to sell through the Qsymia retail pharmacy network and the Qsymia Advantage Program; risks and uncertainties related to the timing of initiation and completion of the post-approval clinical studies required as part of the approval of Qsymia by the U.S. Food and Drug Administration (“FDA”), including the Phase 4 post-marketing study of Qsymia in obese adolescents; risks and uncertainties related to the response from FDA to any data and/or information relating to post-approval clinical studies required for Qsymia; risks and uncertainties related to the impact of any possible future requirement to provide further analysis of previously submitted clinical trial data; risks and uncertainties related to the design and outcome of any clinical study required by FDA to expand the Qsymia label; risks and uncertainties related to our ability to work with FDA to significantly reduce or remove the requirements of the clinical post-approval cardiovascular outcomes trial; risks and uncertainties related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; risks and uncertainties related to our ability to demonstrate through clinical testing the quality, safety, and efficacy of our current or future investigational drug candidates or approved products; and risks and uncertainties related to the market and other conditions. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2019 as filed on March 3, 2020, and as amended by the Form 10-K/A filed on April 29, 2020, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements, except as required by law.

VIVUS, Inc.	Investor Relations: Lazar FINN Partners
Mark Oki	David Carey
Chief Financial Officer	Senior Partner
oki@vivus.com	david.carey@finnpartners.com
650-934-5200	212-867-1768